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                                  EXHIBIT 99.3



                                                                    News Release
     Contact

     Martha A. Buckley                       JoAnn P. Huston
     Director, Corporate Communications      Manager, Investor Relations
     610-722-3511                            610-722-3513
     mbuckley@unisourcelink.com              jhuston@unisourcelink.com


                              UNISOURCE NAMES NEW
                      SENIOR VICE PRESIDENT OF PROCUREMENT


     BERWYN, PENNSYLVANIA - JULY 29, 1998 - Unisource Worldwide, Inc. (NYSE:UWW) announced today it has named George Timchal to the newly-created position of senior vice president of procurement.

     Mr. Timchal, who is currently vice president of sourcing and procurement for Sunbeam Corporation, will head the centralized purchasing function that is being created as part of the extensive restructuring plan announced today by Unisource. The new department will develop strategic positioning with suppliers to combine their product development resources with Unisource's marketing power. These supplier partnerships, coupled with an overall consolidation and rationalization of the supply base, will enable Unisource to lower its total cost of procurement and bring new and improved products through its extensive distribution network for the benefit of all the members of the supply chain.
The new department will also negotiate contracts for procurement of general, administrative and controllable goods and services.

     "George Timchal is a strategic business leader who has demonstrated his ability to direct, implement and succeed at change," said Ray B. Mundt, chairman and chief executive officer. "He has significant experience not only in procurement and global sourcing, but also in restructuring and growth initiatives, as well as acquisition integration and information technology systems. I am extremely pleased that he has chosen to join our senior management team as we position our company for consistent, profitable growth."

     Mr. Timchal, who attended Philadelphia's Drexel University, began his career as a procurement manager for a wholesale distribution company in Southern New Jersey. He joined Scott Paper Company in 1986, where he held positions in manufacturing and

                                    - more -

operations prior to being named Scott's Director of Procurement in 1992. He joined Sunbeam in 1996, where his responsibilities included procurement and integration of operations for the company and several of its acquisitions.
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     Unisource Worldwide, Inc. (http://www.unisourcelink.com), headquartered in
Berwyn, Pennsylvania, is one of the largest distributors of paper products and supply systems in North America. Fiscal 1997 revenues exceeded $7 billion.


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